                                                                  Rule 424(b)(3)
                                                                      333-112274


            ADDENDUM TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 27, 2004

                                                         Dated: August 1, 2004
                                 STATE OF ISRAEL

                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE

                                 $1,600,000,000

                        ZERO COUPON DOLLAR SAVINGS BONDS

The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the SALES PERIOD commencing on AUGUST 1, 2004 and terminating on AUGUST 31, 2004 is $3,257 representing an effective yield to maturity of 6.30%.

Effective as of June 21, 2004, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $1,600,000,000.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation MUST BE RECEIVED BY Development Corporation for Israel by AUGUST 24, 2004.